EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                            MAY 29, 1999


     HEILIG-MEYERS ANNOUNCES THE SALE OF ITS MATTRESS DISCOUNTERS DIVISION


         Richmond, VA: Heilig-Meyers Company (NYSE: HMY) today announced the signing of a definitive agreement to transfer a controlling interest in its Mattress Discounters division to an investment group, including certain key managers of Mattress Discounters, led by Bain Capital, a Boston based capital investment group. Specific terms of the agreement were not disclosed, however, total value to Heilig-Meyers is expected to exceed $230 million, including $218 million in cash. Heilig-Meyers will retain an approximate 7% equity interest in Mattress Discounters. The transaction, which is subject to certain closing conditions, is expected to close in the second fiscal quarter that ends August 31, 1999.

         William C. DeRusha, Chairman and Chief Executive Officer of Heilig-Meyers Company, commented that this transaction resulted from the Company's strategic review of divestiture of certain non-core operating assets in an effort to improve shareholder value by refocusing on the core business and improving the overall financial position of the Company. He added that the net cash proceeds from this transaction would be used to pay down debt and are expected to lower the Company's overall debt obligations by over 20%.

         Management noted that this transaction is expected to result in a pre-tax gain in the Company's second fiscal quarter, which may be partially offset by certain other potential divestitures and strategic operating decisions currently under review. Mr. DeRusha stated that it was management's intent to aggressively pursue those strategies which rapidly improve the financial performance of the Company's core operations and accordingly, shareholder value.

         Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items. As of April 30, 1999, the Company operated 1,253 stores: 813 as Heilig-Meyers, 236 as Mattress Discounters, 97 as Rhodes, 75 as The RoomStore and 32 in Puerto Rico as Berrios.

         Bain Capital, Inc. was formed in 1984 and has invested in over 100 companies since its founding including Brookstone, Staples, Stage Stores, Sealy, Dominos Pizza and Totes Isotoner, among others.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EThe forward-looking statements made above and identified by such words as "EXPECTS," AND "MAY" reflect the Company's reasonable judgments with respect to future events and is subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include but are not limited to, the customer's willingness, need and financial ability to purchase home furnishings and related items, the costs and

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effectiveness of promotional activities, the Company's access to, and cost of, capital, the investment group's ability to obtain satisfactory financing for the purchase of the controlling interest, as well as valuations at which certain other potential divestitures may occur. Other factors such as changes in tax laws, consumer credit and bankruptcy trends, recessionary or expansive trends in the Company's markets, inflation rates and regulations and laws which affect the Company's ability to do business in its markets may also impact the outcome of the forward-looking statements.


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